November 14, 1995



Mr. Larry S. Brodsky
116 N. Buchanan
Monticello, Illinois 61856

Dear Larry:

I am pleased to present Orange and Rockland's offer of employment to you for the position of President and Chief Operating Officer, effective January 2, 1996, or as soon thereafter as you are available. I have outlined below the major elements of compensation associated with this position, as well as those related to your relocation to this area.

POSITION:  President & Chief Operating Officer.  You will report to
           D. Louis Peoples, Vice Chairman and Chief Executive Officer

BASE SALARY:  Your salary will be $285,000 per year.

INCENTIVE COMPENSATION: Upon commencing your employment, you will participate in two incentive compensation programs. The first, the Annual Team Incentive Plan (ATIP), is an annual program for all management employees. Your target annual bonus opportunity in this program is 40% of your base pay. The second program, the Long Term Incentive Plan (LTIP), is a three year, performance-based shares program. Your LTIP share award will be 2,000 shares. A description of these programs is attached.

EMPLOYEES' RETIREMENT PLAN OF ORANGE AND ROCKLAND UTILITIES, INC.: You will participate in this plan according to plan provisions.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN: Upon your participation in the plan, you shall be treated as having satisfied the five years of Service As An Officer requirement for purposes of eligibility for vested retirement allowance, but not for the purpose of the calculation of the amount of such allowance. Upon employment you will have 10% immediate vesting in the plan and 10% at the end of the first calendar year of employment. In subsequent years vesting will continue at an accelerated rate to provide 70% vesting in the plan at age 58. Incentive compensation will be included in the calculation of your retirement benefit, commencing in the first year in increments of 10% per year. A more detailed schedule of participation is attached.

Mr. Larry S. Brodsky
November 14, 1995
Page 2





CHANGE OF CONTROL: Upon employment you will be covered by the terms of the Orange and Rockland Utilities, Inc. Severance Agreement, a copy of which is attached.

SEVERANCE: You will be covered by the company's severance policy, which provides for compensation in the event that your employment is terminated by the company for reasons other than for cause. Your benefit under this policy is 24 months.

COMPANY CAR:  You will be provided with a company car upon employment.

INSURANCE: You will be eligible for all insurance programs such as medical, dental, vision, prescription drugs, life insurance, long term disability and all other benefits afforded to management employees according to plan provisions. Your coverage for these insurances will commence with your employment. Descriptions of these programs are attached.

D&O INSURANCE:  You will be covered under this plan upon employment.

INDEMNIFICATION:  You will be covered under this plan upon employment.

VACATION: You are eligible for four weeks of vacation commencing with your employment, and you may take that vacation at any time during the calendar year. Your vacation allowance will increase to five weeks after seven years of employment.

SICK LEAVE: You will have immediate coverage for up to ten days of sick leave per year.

MANAGEMENT SAVINGS PLAN: You will be eligible to participate in the management savings plan after 6 months of employment. The plan features an employer match of 50 cents for the first 3% of employee contributions.

RELOCATION ALLOWANCE: The costs of relocating you and your family to the Orange and Rockland service territory from Monticello, Illinois will be reimbursed by the company. These will include the following:


      (a) Relocation trips for you and your family to select and purchase property.

      (b)   The packing, moving and storage of household goods.

      (c)   Shipment of up to two vehicles.



Mr. Larry S. Brodsky
November 14, 1995
Page 3





      (d) Costs to sell your home in Illinois and to purchase a home in this area. This will include all related fees, including points, fees and costs associated with financing arrangements to acquire new housing.

      (e) Monthly costs of the Monticello house (principal, including interest, utilities and maintenance) and other similar costs as required, in the event that this property is not sold by the time you acquire your new home.

      (f)   Relocation management services.

      (g) Attorneys fees related to conditions of employment, to a maximum of $5,000.


      (h)   Rental vehicle(s) for use by you or your spouse, as necessary.

      (i)   Miscellaneous relocation expenses.

      (j)   Settling-in allowance equivalent to two weeks salary.

      (k) Gross up for taxes on relocation costs attributable to you as income.

Larry, on behalf of the Board of Directors and the management team -- Welcome! I'm especially glad that you are joining O&R and I look forward to working with you in the near future.

Sincerely,

Lou Peoples

(Signature)





Agreed:    L. S. Brodsky

Date:   11/18/95